Exhibit (a)(1)(O)
Boston Scientific
Stock Option Exchange Program
PIN Email
To Be Distributed to Employees from Mellon Investor Services via Email on May 22, 2007

DATE:	May 22, 2007
TO:	[Eligible Employees (via email distribution list for all eligible jurisdictions)]
FROM:	Mellon Investor Services
RE:	Stock Option Exchange Program Portal Personal Identification Number
As Jim Tobin and Lucia Quinn recently announced, Boston Scientific is launching the Stock Option Exchange Program for eligible employees effective today, Tuesday, May 22, 2007.
If you have eligible options, which are those with an exercise price of $25.00 or higher, and if you decide to participate in the Stock Option Exchange Program and exchange eligible stock option grants for a lesser number of DSUs, you must make your election before the offer expires at 11:59 p.m. Eastern Daylight Time on Monday, June 18, 2007. Throughout the program offer period, you will be able to edit your elections; however, all final elections must be submitted on or before the deadline.
You will be able to make your election to participate in the exchange program on the Stock Option Exchange Program Portal at https://www.corp-action.net/Bostonscientific/. For security purposes, a personal identification number (PIN) has been assigned to you.
Your PIN is: <PIN>
Please visit the Stock Option Exchange Program Portal and follow the instructions to access your personal information, including a summary of your stock option grants that are eligible for exchange, and submit your election by the deadline. If you decide not to participate in the exchange program, you don’t need to do anything.
If you have questions, please call Mellon Investor Services (“Mellon”) at the contact numbers listed below.
Please do not reply to this automated e-mail message. If you have a question, please call us at the numbers listed below.
Mellon Investor Services
Customer Service Representatives are available Monday through Friday
8:00 a.m. to 7:00 p.m., Eastern Daylight Time
800-718-2943 from within the U.S.
201-680-6670 from outside the U.S.